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EXHIBIT 4.7

THIRD AMENDMENT TO CREDIT AGREEMENT

        This Third Amendment (the "Amendment") is dated as of September 20, 2002 among AAR CORP., a Delaware Corporation (the "Borrower"), the undersigned Lenders and Bank One, NA (f/k/a The First National Bank of Chicago), having its principal office in Chicago, Illinois, as agent for the Lenders (the "Agent").

W I T N E S S E T H:

        WHEREAS, the Borrower, the Lenders and the Agent are parties to that certain Second Amended and Restated Credit Agreement dated as of February 10, 1998 (as previously amended, the "Agreement"); and

        WHEREAS, subject to the terms of this Amendment, the Borrower, the undersigned Lenders and the Agent desire to (i) amend the Agreement in certain respects as more fully described below and (ii) waive a provision of the Agreement as more fully described below;

        NOW, THEREFORE, in consideration of the premises herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

        1.    Defined Terms.    Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Agreement.

        2.    Amendment.

          (a)  The definition of "Aggregate Commitment" in Article I of the Agreement is hereby amended and restated in its entirety as follows:

    "Aggregate Commitment" means, on and after September 20, 2002, $25,000,000.

          (b)  Section 6.26 of the Agreement is hereby amended and restated in its entirety as follows:

          6.26     Fixed Charge Coverage Ratio.    The Borrower will maintain a Fixed Charge Coverage Ratio of not less than 1.20:1.00 as of the last day of each fiscal quarter of the Borrower commencing on the quarter ended November 30, 2002 and thereafter. The Fixed Charge Coverage Ratio shall be determined based on four of the previous five fiscal quarters of the Borrower that occurred immediately prior to the calculation date, at the Borrower's option.

        3.    Waiver.    By its signature below each of the undersigned Lenders hereby specifically waives the Borrower's compliance with the Fixed Charge Coverage Ratio covenant for the fiscal quarter ended August 31, 2002, as required by Section 6.26 of the Agreement. This specific waiver is limited to the express circumstances described herein and shall not be construed to constitute (i) a waiver of any other event, circumstance or condition or of any other right or remedy available to the Agent or any Lender pursuant to the Agreement or (ii) a consent to any departure by the Borrower from any other term or requirement under the Agreement.

        4.    Representations and Warranties.    In order to induce the Agent and the undersigned Lenders to enter into this Amendment, the Borrower represents and warrants that:

          (a)  The representations and warranties set forth in Article V of the Agreement are true, correct and complete on the date hereof as if made on and as of the date hereof and, there exists no Default or Unmatured Default on the date hereof.

          (b)  The execution and delivery by the Borrower of this Amendment have been duly authorized by proper corporate proceedings of the Borrower and this Amendment, and the Agreement, as amended by this Amendment, constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

          (c)  Neither the execution and delivery by the Borrower of this Amendment, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or the Borrower's articles or certificate of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Borrower is a party or is subject, or by which it or its property, is bound, or conflict with or constitute a default thereunder.

        5.    Effective Date.    This Amendment shall be deemed effective as of August 31, 2002 (the "Effective Date") upon receipt by the Agent of counterparts of this Amendment duly executed by the Borrower and the Lenders.

        6.    Ratification.    The Agreement, as amended hereby, shall remain in full force and effect and is hereby ratified, approved and confirmed in all respects.

        7.    Reference to Agreement.    From and after the Effective Date, each reference in the Agreement to "this Agreement", "hereof", or "hereunder" or words of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature shall be deemed to mean the Agreement, as amended by this Amendment.

        8.    Costs and Expenses.    The Borrower agrees to pay all costs, fees, and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) incurred by the Agent in connection with the preparation, execution and enforcement of this Amendment.

        9.    CHOICE OF LAW.    THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

        10.    Execution in Counterparts.    This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, the Borrower, the undersigned Lenders and the Agent have executed this Amendment as of the date first above written.

AAR CORP.
By:	/s/ TIMOTHY J. ROMENESKO
Name:	Timothy J. Romenesko
Title:	Vice President
BANK ONE, NA, individually as a Lender and as Agent
By:	/s/ HENRY W. HOWE
Name:	Henry W. Howe
Title:	Officer

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  EXHIBIT 4.7